Exhibit 99.08

CONSENT

I hereby consent to serve as a director of Promotora de Informaciones, S.A. (the “Company”) if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.
/s/ Nicolas Berggruen

Name: Nicolas Berggruen